Exhibit 5.1

June 8, 2017

Astoria Financial Corporation

One Astoria Bank Plaza

Lake Success, New York 11042

Re:	Astoria Financial Corporation – 3.500% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special counsel to Astoria Financial Corporation, a Delaware corporation (the “Company”), in connection with the sale to the Underwriters by the Company of an aggregate principal amount of $200,000,000 of the Company’s 3.500% Senior Notes due 2020 (the “Senior Notes”) pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”), dated June 5, 2017, by and between the Company and Sandler O’Neill & Partners, L.P., as Representative of the several Underwriters (each as defined therein). The Senior Notes will be issued pursuant to the Indenture between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), dated as of June 8, 2017, as supplemented by the First Supplemental Indenture between the Company and the Trustee, dated as of June 8, 2017 (together, the “Indenture”).

In rendering this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i)          the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-204555) filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         the Prospectus dated May 29, 2015 (the “Prospectus”), as supplemented by the Prospectus Supplement dated June 5, 2017 relating to the Senior Notes, filed with the Commission on June 6, 2017 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

(iii)        the Purchase Agreement;

(iv)        the Indenture;

(v)         certain resolutions adopted by the Board of Directors and the Pricing Committee of the Company relating to the issuance of the Senior Notes;

(vi)        the global note representing the Senior Notes;

Astoria Financial Corporation

June 8, 2017

(vii)       the Certificate of Incorporation of the Company, as amended through the date hereof; and

(viii)      the Bylaws of the Company, as amended through the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records of the Company, public officials and others, and have examined such matters of law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect and enforceability thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of representatives of the Company and others and the accuracy of the facts, information, covenants and representations set forth in the documents listed above. We have assumed the accuracy of all statements of fact, and we did not independently establish or verify the facts, information, covenants and representations set forth in the documents listed above. We have not, except as specifically identified herein, been retained or engaged to perform and, accordingly, have not performed, any independent review or investigation of any statutes, ordinances, laws, regulations, agreements, contracts, instruments, corporate records, orders, writs, judgments, rules or decrees to which the Company may be a party or to which the Company or any property thereof may be subject or bound. The opinions expressed below are made in the context of the foregoing.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to and is qualified by the effects of each of the following: (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law or codified by statute, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties or the reorganization of financial institutions, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligations of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification, release of liability or exculpation with respect to securities law violations.

Astoria Financial Corporation

June 8, 2017

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, subject to the completion of the actions to be taken by the Company, the Trustee and the Underwriters prior to the sale of the Senior Notes, the Senior Notes, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Purchase Agreement, upon payment of the consideration therefor provided for therein, will constitute legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms.

We are not licensed to practice law in any jurisdiction other than the State of New York. In rendering this opinion letter, we do not express any opinion concerning any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we do not express any opinion concerning the application of the “doing business” laws or the securities laws of any jurisdiction other than the federal securities laws of the United States. We do not express any opinion on any issue not expressly addressed above.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed to report the completion of the sale and issuance of the Senior Notes, and to the use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and under the heading “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP